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                                                                    Exhibit 99.3

                              SECOND AMENDMENT TO
                                  ALLOY, INC.
                              AMENDED AND RESTATED
                     1997 EMPLOYEE, DIRECTOR AND CONSULTANT
                      STOCK OPTION AND STOCK INCENTIVE PLAN


         THIS SECOND AMENDMENT (the "Second Amendment") to the Alloy, Inc. Amended and Restated 1997 Employee, Director and Consultant Stock Option and Stock Incentive Plan, as amended by the First Amendment thereto dated May 28, 2003 (as so amended, the "Plan"), is made as of July 25, 2003. Capitalized terms used herein, and not otherwise defined herein, shall have the respective meanings ascribed to them in the Plan.

         WHEREAS, the Board of Directors (the "Board") of Alloy, Inc. (the "Company") previously adopted, and currently maintains the Plan; and

         WHEREAS, the Board of Directors deemed it desirable to further amend the Plan to increase from 8,000,000 shares to 10,000,000 shares the aggregate number of shares of Common Stock, par value $0.01 of the Company, that may be issued from time to time pursuant to the Plan; and

         WHEREAS, pursuant to Section 33 of the Plan, the Board, as the Administrator, has the power to amend the Plan to effect such amendment, with, in certain circumstances, the consent of the shareholders of the Company, and the Board has adopted, and the shareholders have approved, resolutions providing for such amendment.

         NOW, THEREFORE, the Plan is hereby amended as follows:

         1. Section 3 of the Plan is hereby amended and restated in its entirety to read as follows:

         3. SHARES SUBJECT TO THE PLAN. The number of Shares which may be issued from time to time pursuant to this Plan shall be 10,000,000 or the equivalent of such number of Shares after the Administrator, in its sole discretion, has interpreted the effect of any stock split, stock dividend, combination, recapitalization or similar transaction in accordance with Paragraph 26 of the Plan. If an Option ceases to be "outstanding", in whole or in part, or if the Company shall reacquire any Shares issued pursuant to a Stock Grant or set aside in a Deferred Shares Account, the Shares which were subject to such Option and any Shares so reacquired by the Company shall be available for the granting of other Stock Rights under the Plan. Any Stock Right shall be treated as "outstanding" until such Stock Right is exercised in full, any applicable repurchase rights lapse, or the Stock Right terminates or expires under the provisions of the Plan, or by agreement of the parties to the pertinent Option Agreement or Stock Grant Agreement.

Except as expressly set forth herein, the Plan remains in full force and effect.